Exhibit 99.6
SNYDER’S-LANCE, INC.
Consent of Proposed Director
     I hereby consent to serve as a director of Snyder’s-Lance, Inc. (the “Company”) if the merger contemplated by the Agreement and Plan of Merger, dated as of July 21, 2010, among Lance, Inc. (“Lance”), Lima Merger Corp., and Snyder’s of Hanover, Inc., is consummated, and to be named as a potential director of the Company in the Registration Statement on Form S-4 filed by Lance and in any and all amendments and supplements thereto (collectively, the “Registration Statement”), to the disclosure of my biographical information in the Registration Statement, and to the filing of this Consent as an exhibit to the Registration Statement or Current Report on Form 8-K to be incorporated by reference into the Registration Statement.

Date: August 3, 2010	/s/ Patricia A. Warehime
Signature

Patricia A. Warehime
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